June 27, 2023	File No.: 571370-2

Clever Leaves Holdings Inc. Bodega 19-B Parque Industrial Tibitoc P.H, Tocancipá - Cundinamarca, Colombia

Dear Sirs/Mesdames:

Re:	Clever Leaves Holdings Inc. – Registration Statement on Form S-8
We have acted as Canadian counsel to Clever Leaves Holdings Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the "Corporation"), in connection with the filing of a Registration Statement on Form S-8 on June 27, 2023 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). The Registration Statement relates to the registration of an additional 5,575,000 common shares, without par value (the “Common Shares”) in the capital of the Corporation (the “Option Shares”) available for issuance pursuant to the amendment (the “Plan Amendment”) to the Corporation’s 2020 Incentive Award Plan (the “2020 Incentive Plan”) approved by the Corporation’s shareholders at the annual general meeting held on June 2, 2023.
A.    Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:
1.    the Registration Statement;
2.    the 2020 Incentive Plan;
3.    the Plan Amendment; and
4.    a copy of certain resolutions of the board directors of the Corporation authorizing and approving the issuance of the Option Shares (the "Authorizing Resolutions"),
collectively, the "Transaction Documents".
We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:
1.    a certificate of good standing dated June 26, 2023, issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation; and
2.    a certificate signed by the Chief Executive Officer of the Corporation addressed to our firm, certifying certain additional corporate information of a factual nature and attaching the Authorizing Resolutions (the "Officer's Certificate").
B. Laws Addressed
We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
C. Assumptions
For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.the Officer's Certificate continues to be accurate on the date hereof;

4.all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

5.the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors.

D. Reliance
For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer's Certificate.
E. Opinions
Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Option Shares have been authorized for issuance by all requisite corporate action on the part of the Corporation under the laws of the Province of British Columbia, Canada and, when issued in compliance with the provisions of the 2020 Incentive Plan and the Plan Amendment, including the receipt by the Corporation of any consideration required thereunder, the Option Shares will be validly issued, fully paid and non-assessable Common Shares in the capital of the Corporation.
F. Qualifications
Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being "fully-paid and non-assessable", such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.
For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.
Very truly yours,

/s/ Dentons Canada LLP